Exhibit 10.1
SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of all Claims (“Agreement”) is made by and between Andrea R. Biller (“Employee”) and Grubb & Ellis Company (the “Parent Company”), including all of Parent Company’s current and former parents, subsidiaries, affiliates and related entities (all current and former parents, subsidiaries, affiliates and related entities, along with the Parent Company, are collectively referred to as “Grubb & Ellis”).
1. Separation From Employment. Employee’s employment as Executive Vice President, General Counsel and Corporate Secretary of the Parent Company terminated October 22, 2010 (the “Termination Date”), and as of the Termination Date, Employee also resigns as an officer and director of all Related Entities; provided however that Employee does not resign her directorship with Grubb & Ellis Apartment REIT, Inc. Employee acknowledges that, as of the date Employee signs this Agreement, Employee has received Employee’s closing paycheck, including payment for all accrued and unused Paid Time Off (PTO), if any. Employee agrees to assist in the transition of her duties to other employees, and to cooperate with Grubb & Ellis to make the transition as seamless as possible. Employee agrees to make herself reasonably available to Grubb & Ellis’s officers and directors as needed to provide information and limited assistance as needed with respect to her knowledge and understanding of Grubb & Ellis’s current and historical legal operations.
2. Resolution of Disputes. Grubb & Ellis and Employee (collectively, the “Parties”) have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any potential disputes (the “Disputes”) concerning Employee’s employment with Grubb & Ellis or termination from Grubb & Ellis. The Parties desire to resolve the above referenced Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.
3. Termination of Employment Benefits. Employee represents, understands and agrees that Employee’s active employment with Grubb & Ellis ended on the Termination Date as specified above, that Employee will not otherwise demand further employment with Grubb & Ellis, and that Employee will no longer be covered by or eligible for any benefits under any Grubb & Ellis employee benefit plan in which employee currently participates, except as otherwise noted herein. Employee’s health benefits coverage will continue through the month of October 31, 2010 and will terminate as of November 1, 2010. Employee will receive by separate cover information regarding Employee’s rights to health insurance continuation under COBRA and any Grubb & Ellis 401(k) Plan benefits. As of the Termination Date, Employee shall not be entitled to any of the rights and privileges established for Grubb & Ellis’s employees except as otherwise provided in this Agreement.

4. Payments and Benefits. In return for Employee’s execution of and compliance with this Agreement, including the releases that form a material part of this Agreement, Grubb & Ellis shall provide Employee with certain separation benefits (see below) to which Employee would not otherwise be entitled:
a. Grubb & Ellis shall pay Employee a gross amount of Four Hundred Thousand Dollars and No Cents ($400,000.00), which payment shall be made in eight (8) bi-weekly installments of Fifty Thousand Dollars and No Cents ($50,000.00), subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. Provided this Agreement becomes effective (as defined in Paragraph 14), the first installment payment under this Paragraph 4(a) shall be made on November 26, 2010. After Grubb & Ellis has completed processing its payroll for calendar year 2010 and calendar year 2011, Grubb & Ellis will issue to Employee an IRS Form W-2 which will include the payments for each respective year.
b. Provided that Employee and her eligible dependents, if any, are participating in Grubb & Ellis’s group health, dental and vision plans on Employee’s date of termination and elects on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” Grubb & Ellis will pay the premium cost of that participation. Employee shall continue to be eligible for the payment of premiums for COBRA coverage until the earlier to occur of (i) eighteen (18) months after the date of her termination, (ii) the date she is eligible to enroll in the health, dental and/or vision plans of another employer, or (iii) if Grubb & Ellis in good faith determines that payments under this Paragraph 4(b) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended; provided, however, that Employee’s participation is dependent on her and her dependents, if any, continuing to be eligible to participate in Grubb & Ellis’s offered plans through COBRA. Employee agrees to notify Grubb & Ellis promptly if she becomes eligible to enroll in the plans of another employer or if she or any of her dependents cease to be eligible to continue participation in Grubb & Ellis’s plans through COBRA.
c. Grubb & Ellis makes no representations regarding the taxability or legal effect of the payments and benefits described in this Paragraph 4(c), and Employee is not relying on any statement or representation of Grubb & Ellis in this regard. Employee will be solely responsible for the payment of any taxes and penalties assessed on the payments and benefits and will defend, indemnify and hold Grubb & Ellis free and harmless from and against any claims relating to the taxability, if any, of the payment.
5. Section 409A Exemption. The payments made under this Agreement are intended to fall within the short-term deferral exemption under Section 409A of the Internal Revenue Code of 1986, as amended.

6. Releases. In consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted within this Paragraph 6, Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge Grubb & Ellis and each of Grubb & Ellis’s predecessors, parents, subsidiaries, affiliates, associates, owners, divisions, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, shareholders, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation or PTO payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Employee (collectively, the “Claims”), which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims known or unknown, suspected or unsuspected: (1) arising out of Employee’s employment with Grubb & Ellis or termination of that employment; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Employee. Also, without limiting the generality of the foregoing, Employee specifically releases Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT RETRAINING AND NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, AND ALL OTHER STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. Employee acknowledges and agrees that Employee has been properly paid for all hours worked, that Employee has not suffered any on-the job injury for which Employee has not already filed a claim, that Employee has been properly provided any leave of absence because of Employee’s, or a family member’s, serious health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to Employee’s request, if any, or Employee’s taking of, any leave of absence because of Employee’s own, or a family member’s serious health condition.
This Release does not apply to any claim that, as a matter of law cannot be released, including but not limited to claims for indemnification pursuant to Labor Code section 2802, unemployment insurance benefits, and workers’ compensation claims. This Release also does not preclude Employee from filing suit to challenge Grubb & Ellis’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. This Release also does not waive any rights Employee may have pursuant to that certain Membership Interest Assignment Agreement by and between Employee and certain Grubb & Ellis entities dated as of October 22, 2010, relating to membership interest in Grubb & Ellis Apartment Management, LLC. This Agreement does not include rights or claims that may arise after the date Employee executes this Agreement.

Except as described within this Paragraph 6, Employee agrees and covenants not to file any suit, charge, or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment with Grubb & Ellis, or separation there from. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to your employment with, or separation from, Grubb & Ellis. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (“Commission”) and/or National Labor Relations Board (“NLRB”) or other federal, state, or local agency or participating in any investigation or proceeding conducted by such administrative agencies. However, Employee is waiving any claim Employee may have to receive monetary damages in connection with any Commission and/or NLRB or other agency proceeding concerning matters covered by this Agreement.
7. Waiver of Civil Code Section 1542. It is the intention of the Parties in executing this instrument that it shall be effective as a bar to each and every Claim specified in this Agreement. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542, and elects to assume all risks for Claims that now exist in Employee’s favor, known or unknown.
8. Non-Disparagement. Employee agrees that Employee will not in any way disparage the name or reputation of Grubb & Ellis, including: (1) Employee agrees not to make any derogatory or negative remarks about Grubb & Ellis; (2) Employee agrees not to make any negative or derogatory remarks about any of the Releasees; and (3) Employee agrees not to make any remarks about any disputes Employee has had with Grubb & Ellis or any of the Releasees. Grubb & Ellis agrees that its executive officers and directors will not in any way defame or disparage the name or reputation of Employee.
9. Restriction on Interfering with Employee Relationships. By virtue of Employee’s former position with Grubb & Ellis, Employee is capable of significantly and adversely impacting the existing relationships of Grubb & Ellis and its employees and/or agents. Employee understands and agrees that Grubb & Ellis has invested substantial time and effort in assembling its present personnel. Employee understands and agrees that Grubb & Ellis has a legitimate interest in maintaining a stable work force and protecting its relationships against solicitation and/or interference by Employee for a reasonable period of time following the end of her employment. Employee understands and agrees that the consideration contained in this Agreement provides independent consideration for her obligations under this Paragraph 9 to which Employee would not otherwise be entitled.

Employee agrees that for one year following the Termination Date, Employee will not, personally or through others solicit, induce, or encourage a Grubb & Ellis employee to leave Grubb & Ellis, or attempt to do so; or to alter his/her relationship with Grubb & Ellis to Grubb & Ellis’s detriment. For the purposes of this Agreement, a Grubb & Ellis employee means an individual employed by or retained as a consultant to Grubb & Ellis, its subsidiaries or affiliated companies, and is limited to those individuals with whom Employee worked during her last two years of employment.
Employee understands and agrees that the terms in this Paragraph 9 are reasonable in light of the nature of the position Employee held with Grubb & Ellis, the relationships Employee has established with Grubb & Ellis employees, and the wages, benefits, and bonuses Grubb & Ellis has paid to its employees for their services.
10. Return of Grubb & Ellis Information/Documentation/Property. Employee represents and warrants that Employee has returned and relinquished to Grubb & Ellis all Grubb & Ellis property and information, including but not limited to any confidential information, and all copies of any such information, and Employee shall destroy all extracts, memoranda, notes, spreadsheets and any other material prepared by Employee or Grubb & Ellis based upon Grubb & Ellis confidential information. Grubb & Ellis property and information includes, but is not limited to, all information, equipment, books, files, keys to the premises, reports, records, employee lists, correspondence, materials, and other documents including all reproductions, that may be considered to be property of Grubb & Ellis or that contain proprietary information, whether in paper, magnetic, electronic, or other form, that Employee has relating to Grubb & Ellis’s practices, procedures, trade secrets, financial and accounting information, client lists, client information, client billing and payment information, or marketing of Grubb & Ellis’ services.
11. Trade Secrets and Confidential Information. Employee acknowledges that during Employee’s employment, Employee may have had access to trade secrets and confidential information about Grubb & Ellis, its products and services, its customers, and its methods of doing business, including but not limited to files, customer lists, pricing lists, technical data, financial data and business processes. Employee agrees that Employee shall not disclose any information relating to the trade secrets or confidential information of Grubb & Ellis or its customers which has not already been disclosed to the general public. Employee understands and acknowledges that Employee’s obligations under prior agreements with Grubb & Ellis, if any, including but not limited to, any Confidentiality, Intellectual Property, Trade Secrets, Non-Solicitation, Stock Options, and Employee Stock Purchase Plan, will remain in full force following Employee’s termination of employment and that Employee will continue to abide by any such prior agreements.

12. Twenty-One Days To Consider Agreement. Grubb & Ellis advises Employee to discuss this Agreement with an attorney before executing it. Employee’s decision whether to sign this Agreement is made with full knowledge that Grubb & Ellis has advised Employee to consult with an attorney. Employee acknowledges Employee has been provided with at least 21 days within which to review and consider this Agreement before signing it. Should Employee decide not to use the full 21 days, then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Employee acknowledges that Grubb & Ellis has not asked Employee to shorten the 21-day time period for consideration of whether to sign this Agreement. The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 21-day period.
13. Right of Revocation. Within three calendar days of signing and dating this Agreement, Employee shall deliver the executed original of the Agreement to Amanda Piwonka, SVP, Human Resources, 1551 N. Tustin Ave. Suite 200 Santa Ana, CA 92705. However, the Parties acknowledge and agree that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by Amanda Piwonka, SVP, Human Resources, 1551 N. Tustin Ave. Suite 200 Santa Ana, CA 92705 not later than midnight on the eighth (8th) day following execution of this Agreement by Employee. If Employee revokes this Agreement under this Paragraph 13, this Agreement shall not be effective or enforceable and Employee will not receive the monies and benefits described above, including those described in Paragraph 4.
14. Effective Date. If Employee does not revoke this Agreement in the time frame specified in Paragraph 13, the Agreement shall be effective at 12:00:01 a.m. on the eighth (8th) day after it is signed by Employee (the “Effective Date”).
15. Choice of Law. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California without regard to its conflict of laws provisions.
16. Non-Admission. Even though Grubb & Ellis will provide consideration for Employee to release Claims, Grubb & Ellis does not admit that it engaged in any unlawful or improper conduct toward Employee. Employee agrees that this Agreement shall not be construed as an admission by Grubb & Ellis that it has violated any statute, law or regulation, breached any contract or agreement, or engaged in any improper conduct. Employee is not aware, to the best of Employee’s knowledge, of any conduct on Employee’s part or on the part of another Grubb & Ellis employee who violated the law or otherwise exposed Grubb & Ellis to any liability, whether criminal or civil, whether to any government, individual or other entity. Further, Employee acknowledges that Employee is not aware of any material violations by Grubb & Ellis and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Grubb & Ellis through appropriate compliance and/or corrective action.
17. General Terms And Conditions.
a. If any provision of this Agreement or any application of any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

b. Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Employee agrees to indemnify and hold Grubb & Ellis harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys’ fees or costs, actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.
c. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.
d. The Parties acknowledge each has read this Agreement, that each fully understands his/her/its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. The parties acknowledge that each has had the opportunity to consult with an attorney of his/her/its choice to explain the terms of this Agreement and the consequences of signing this Agreement.
e. Employee acknowledges Employee may later discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the Claims released in this Agreement, and agrees the release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such different or additional facts.
f. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s legal representative to draft any of its provisions.
g. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement. Each Party acknowledges that he/she/it has relied solely upon his/her/its own legal and tax advisors and that the lawyers, accountants and advisors to the other Party have not given any legal or tax advice to such Party in connection with this Agreement.
h. This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original. A facsimile signature or signature scanned and sent by electronic mail shall have the same force and effect as an original signature.
i. In the event Employee breaches any term of this Agreement or has misrepresented any fact stated herein, disparages the reputation of Grubb & Ellis or its respective products, personnel, or business capabilities, or conducts him/herself in a manner so as to interfere with any business relationship of Grubb & Ellis, all compensation shall cease, and Grubb & Ellis and its successors shall have the right to recover all money paid or provided hereunder.

j. Employee further agrees to cooperate with Grubb & Ellis regarding any pending threatened or subsequently filed litigation, claims, or other disputes or internal or external investigations involving Grubb & Ellis that relate to matters within the knowledge or responsibility of Employee during his/her employment with Grubb & Ellis. Without limiting the foregoing, Employee agrees (i) to meet with Grubb & Ellis representatives, its counsel, or other designees at mutually convenient times and places with respect to any items with the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to promptly provide Grubb & Ellis with written notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Grubb & Ellis will reimburse Employee for all reasonable, documented out of pocket expenses in connection with the cooperation described in this Paragraph 17(j).
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k. Any modifications to this Agreement must be made in writing and signed by Employee and Amanda Piwonka, SVP Human Resources, or Thomas D’Arcy, Chief Executive Officer, of Grubb & Ellis Company.
PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A
GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT S/HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS AGREEMENT AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY GRUBB & ELLIS OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.
AGREED AND UNDERSTOOD:

Date: 10/22/10	/s/ Andrea R. Biller
Andrea R. Biller

Date: 10/22/10	GRUBB & ELLIS COMPANY, on its own behalf and on behalf of its Related Entities
	By:	/s/ Thomas D’Arcy
Thomas D’Arcy
Chief Executive Officer